UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SHORETEL, INC.
  (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 22, 2007
To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on Friday, November 16, 2007, at 1:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

John W. Combs
Chairman, President and Chief Executive Officer

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on Friday, November 16, 2007, at 1:00 p.m., Pacific Time, for the following purposes:

1. To elect three Class I directors of ShoreTel, Inc., each to serve until the 2010 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. ShoreTel’s Board of Directors intends to present the following nominees for election as Class I director:

Mark F. Bregman           John W. Combs           Edward F. Thompson

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on October 12, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

John W. Combs
Chairman, President and Chief Executive Officer

Sunnyvale, California
October 22, 2007

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 22, 2007

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on Friday, November 16, 2007, at 1:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about October 22, 2007. An annual report for the fiscal year ended June 30, 2007 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on October 12, 2007, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on October 12, 2007, we had 42,618,467 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have no effect with regard to Proposal No. 2, as abstentions are not counted as a vote for or against.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of ShoreTel for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman, John W. Combs and Edward F. Thompson have been designated as Class I directors, Edwin J. Basart, Kenneth D. Denman and Thomas van Overbeek have been designated as Class II directors, and Gary D. Daichendt and Charles D. Kissner have been designated as Class III directors. Mr. Combs serves as Chairman of the Board and Mr. Kissner serves as lead independent director.

The Class II directors will stand for reelection or election at the 2008 Annual Meeting, the Class III directors will stand for reelection or election at the 2009 annual meeting of stockholders and the Class I directors will stand for reelection or election at the 2010 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently a director of ShoreTel. If elected at the Annual Meeting, each of the nominees would serve until the 2010 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the three nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. ShoreTel is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of October 1, 2007, are included below.

			Director
Name	Age	Principal Occupation	Since

Nominee for election as Class I director with term expiring in 2010:
Mark F. Bregman(3)	50	Executive Vice President and Chief Technology Officer of Symantec Corporation	2007
John W. Combs	60	Chairman, President and Chief Executive Officer	2004
Edward F. Thompson(1)	69	Director	2006
Incumbent Class II director with term expiring in 2008:
Edwin J. Basart	58	Chief Technology Officer and Director	1996
Kenneth D. Denman(1)(2)	49	Chairman, President and Chief Executive Officer of iPass, Inc.	2007
Thomas van Overbeek(2)	58	Director	2002
Incumbent Class III director with term expiring in 2009:
Gary J. Daichendt(2)(3)	56	Private investor, Managing member of TheoryR Properties LLC	2007
Charles D. Kissner*(1)(3)	60	Chairman of Harris Stratex Networks, Inc.	2006

*	Lead independent director.

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Corporate Governance and Nominating Committee.

John W. Combs has served as our President and Chief Executive Officer and as a director since July 2004 and as our Chairman since February 2007. From July 2002 to May 2004, Mr. Combs served as Chairman and Chief Executive Officer of Littlefeet Inc., a wireless infrastructure supplier. From September 1999 to July 2002, Mr. Combs served as Chief Executive Officer of InternetConnect Inc., a broadband networking solutions provider. Mr. Combs has also held senior management positions at Nextel Communications, Inc., a wireless digital communications system provider, L.A. Cellular, a wireless network operator, Mitel Inc., a manufacturer of private branch exchanges and Fujitsu Business Communication Systems, Inc., a provider of telecommunications products. Mr. Combs holds a B.S. in engineering from California Polytechnic State University, San Luis Obispo.

Edwin J. Basart co-founded ShoreTel in 1996 and has served as our Chief Technology Officer and as a director since inception. Prior to co-founding ShoreTel, Mr. Basart co-founded Network Computing Devices, Inc., a provider of thin client computing hardware and software, where he served as Vice President of Engineering, and Ridge Computers, Inc. where he served as Vice President of Software. Mr. Basart began his career as a software engineer at Hewlett Packard. Mr. Basart holds a B.S. in English from Iowa State University and an M.S. in electrical engineering from Stanford University.

Mark F. Bregman has served as a director of ShoreTel since May 2007. Dr. Bregman has served as Executive Vice President and Chief Technology Officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, in July 2005. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s Executive Vice President, Chief Technology Officer and acting manager of the Application and Service Management Group from September 2004 to July 2005, and as its Executive Vice President, Product Operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the Chief Executive Officer of AirMedia, Inc., a wireless Internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

Gary J. Daichendt has served as a director of ShoreTel since April 2007. Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of TheoryR Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, from 1994 until his retirement in December 2000, Mr. Daichendt served in a number of positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, including most recently as Executive Vice President, Worldwide Operations from August 1998 to December 2000, and as Senior Vice President, Worldwide Operations from September 1996 to August 1998. Mr. Daichendt is a member of the Board of Directors of NCR Corporation. Mr. Daichendt holds a B.A. in mathematics from Youngstown State University and M.S. in mathematics from The Ohio State University.

Kenneth D. Denman has served as a director of ShoreTel since May 2007. Mr. Denman has served as Chairman of iPass, Inc. a platform-based enterprise mobility services company since January 2003, as director since December 2001 and as President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry. Mr. Denman holds a B.S. in accounting from Central Washington University and an M.B.A. in finance and international business from the University of Washington. Mr. Denman is a member of the Advisory Board at the University of Washington’s Michael G. Foster School of Business.

Charles D. Kissner has served as our lead independent director since April 2007 and as a director of ShoreTel since April 2006. Mr. Kissner is Chairman of Harris Stratex Networks, Inc., formerly Stratex Networks, a provider of wireless transmission systems. He previously served as Chairman of Stratex Networks from July 1995 to January 2007 and as its President and Chief Executive Officer from July 1995 to May 2000 as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as Executive Vice President of Fujitsu Network Switching of America, Inc., a switch manufacturer and as President and Chief Executive Officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T for over thirteen years. He also serves on the Board of Directors of SonicWALL, Inc., a provider of Internet security products. Mr. Kissner is a member of the Advisory Board of Santa Clara University’s Leavey School of Business and holds a B.S. in industrial management and engineering from California State Polytechnic University and an M.B.A. from Santa Clara University.

Thomas van Overbeek has served as a director of ShoreTel since February 2002. Mr. van Overbeek served as Chief Executive Officer and President of ShoreTel from February 2002 until he retired in July 2004. He also served as a consultant to ShoreTel from December 2001 to February 2002. Prior to joining ShoreTel, Mr. van Overbeek served as President and Chief Executive Officer of WavTrace Inc., a developer of broadband wireless technology. Prior to joining WavTrace, Mr. van Overbeek served as President and Chief Executive Officer of Cornerstone Imaging.

Edward F. Thompson has served as a director of ShoreTel since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the Board of Directors of Harris Stratex Networks, Inc. (formerly Stratex Networks) and SonicWALL Inc., and also serves as Audit Committee chair of those companies. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The rules of the NASDAQ Stock Market require that a majority of the members of our Board of Directors be independent within specified periods following the completion of our initial public offering in July 2007. Our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that Mark F. Bregman, Gary J. Daichendt, Kenneth D. Denman, Charles D. Kissner, Edward F. Thompson and Thomas van Overbeek are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal year 2007, the Board met formally 11 times and did not act by written consent. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). In addition, the independent outside directors met two times during fiscal year 2007.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the investor relations section of ShoreTel’s website at www.shoretel.com.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the Audit Committee charter and the committee’s performance.

Our Audit Committee consists of Edward F. Thompson, who is the chair of the committee, and Kenneth D. Denman and Charles D. Kissner. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Denman, Kissner and Thompson is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board has determined that each of Messrs. Denman, Kissner and Thompson is an Audit Committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal year 2007, the Audit Committee met four times.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity award plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. Our Compensation Committee consists of Gary J. Daichendt, who is the chair of the committee, and Kenneth D. Denman and Thomas van Overbeek. Each of Messrs. Daichendt, Denman and van Overbeek is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market and is an outside director under the applicable rules and regulations of the Internal Revenue Service. During fiscal year 2007, the Compensation Committee met four times.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and its committees. In addition, the Corporate Governance and Nominating Committee oversees our corporate governance guidelines and reporting and makes recommendations to the Board of Directors concerning governance matters. Our Corporate Governance and Nominating Committee consists of Charles D. Kissner, who is the chair of the committee, Mark F. Bregman and Gary J. Daichendt. Each of Dr. Bregman and Messrs. Daichendt and Kissner is an independent director as defined under the applicable rules of the NASDAQ Stock Market. The Corporate Governance and Nominating Committee was formed by our Board of Directors in June 2007, near the end of the fiscal year, so it did not meet during fiscal 2007.

Policy regarding Stockholder Nominations.  The Corporate Governance and Nominating Committee considers stockholder recommendations for director candidates. The Corporate Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to ShoreTel’s Corporate Secretary at ShoreTel’s principal executive offices, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s Corporate Secretary and as necessary to satisfy Securities Exchange Commission rules and ShoreTel’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The Corporate Governance and Nominating Committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the Board, and also considers ShoreTel’s need to fill particular roles on the Board or committees thereof (e.g. independent director, Audit Committee financial expert, etc.).

•	The Corporate Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Compensation Committee Interlocks and Insider Participation

Until May 2007, our Compensation Committee consisted of Seth D. Neiman, a former director, and Thomas van Overbeek. Upon Mr. Neiman’s resignation and the appointment of Gary J. Daichendt and Kenneth D. Denman to the Board of Directors in May 2007, the Board of Directors appointed Mr. Daichendt (chair), Mr. Denman and Mr. van Overbeek to the Compensation Committee. None of the members of the Compensation Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during our 2007 fiscal year.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be ShoreTel’s independent registered public accounting firm for the year ending June 30, 2008, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees.  The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for (i) the audit of ShoreTel’s annual consolidated financial statements and the consolidated financial statements for the six month period ended December 31, 2006, (ii) the reviews of our quarterly financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering, and (iv) comfort letters, consents and other matters related to Securities and Exchange Commission matters were $2,052,025 and $233,719 for the fiscal years ended June 30, 2007 and 2006.

Audit-Related Fees.  For the fiscal years ended June 30, 2007 and 2006, there were no fees billed by Deloitte & Touche for professional services rendered and not reported under “Audit Fees” above.

Tax Fees.  The aggregate fees billed or to be billed by Deloitte & Touche for tax compliance, tax advice and tax planning services were $94,850 and $1,800 for the fiscal years ended June 30, 2007 and 2006. Tax-related services rendered by Deloitte & Touche consisted primarily of the analysis of limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code.

All Other Fees.  There were no other fees billed or to be billed by Deloitte & Touche for the years ended June 30, 2007 and 2006.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended June 30, 2007 and 2006, described above, were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of September 30, 2007 by:

•	each of the executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of September 30, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 42,618,468 shares of our common stock outstanding on September 30, 2007. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

	Number of
	Shares
	Beneficially	Percent
Name of Beneficial Owner	Owned	of Class

Directors and Named Executive Officers
John W. Combs(1)	2,081,779	5%
Michael E. Healy(2)	—	*
John Finegan(3)	279,000	*
Pedro Rump(4)	325,500	*
Walter Weisner(5)	239,999	*
Joseph A. Vitalone(6)	315,500	*
Edwin J. Basart(7)	785,809	1.8%
Mark F. Bregman(8)	6,250	*
Gary J. Daichendt(9)	7,291	*
Kenneth D. Denman(10)	6,250	*
Charles D. Kissner(11)	50,000	*
Thomas van Overbeek(12)	1,355,462	3.2
Edward F. Thompson(13)	50,000	*
All directors and executive officers as a group (15 persons)(14)	5,712,839	13.4
5% Stockholders
Entities affiliated with Crosspoint Venture Partners(15)	9,321,548	22.0
Entities affiliated with Foundation Capital(16)	6,815,679	16.0
Entities affiliated with J.P. Morgan Direct Venture Capital(17)	1,760,553	4.0
Entities affiliated with Lehman Brothers Venture Partners(18)	7,566,831	18.0

*	Less than 1%

(1)	Consists of shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting. The vesting schedule for these shares is described in footnote 3 to the “Outstanding Option Awards at June 30, 2007” table under “Executive Compensation.”

(2)	Mr. Healy joined the Company in May 2007 and was granted an option to purchase 324,999 shares of common stock. This option will not be vested within 60 days of September 30, 2007.

(3)	Consists of 208,395 shares issued upon early exercise of stock options, and 70,605 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock options are described in footnotes to the “Outstanding Option Awards at June 30, 2007” table under “Executive Compensation.” Mr. Finegan ceased serving as our Chief Financial Officer in May 2007.

(4)	Consists of 25,000 shares issued upon early exercise of stock options and 300,500 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these stock options are described in footnotes to the “Outstanding Option Awards at June 30, 2007” table under “Executive Compensation.”

(5)	Consists of 82,500 shares issued upon early exercise of stock options, a portion of which shares remain subject to vesting, and 157,499 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in footnote 7 to the “Outstanding Option Awards at June 30, 2007” table under “Executive Compensation.”

(6)	Consists of 132,750 shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting, and 182,750 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in footnote 8 to the “Outstanding Option Awards at June 30, 2007” table under “Executive Compensation.”

(7)	Consists of 452,000 shares held by Mr. Basart, and 333,809 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment.

(8)	Consists of 50,000 shares subject to outstanding stock options, of which 6,250 shares will be exercisable within sixty days of September 30, 2007. See “Director Compensation.”

(9)	Consists of 50,000 shares subject to outstanding stock options, of which 7,291 shares will be exercisable within sixty days of September 30, 2007. See “Director Compensation.”

(10)	Consists of 50,000 shares subject to outstanding stock options, of which 6,250 shares will be exercisable within sixty days of September 30, 2007. See “Director Compensation.”

(11)	Consists of 50,000 shares issuable pursuant to an immediately exercisable stock option. See “Director Compensation.”

(12)	Consists of 1,344,004 shares held and 11,458 shares issuable upon exercise of outstanding stock options, which shares will be exercisable within sixty days of September 30, 2007.

(13)	Consists of 50,000 shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting in accordance with the vesting schedule described in footnote 11 to the Director Compensation table.

(14)	Includes 549,789 shares subject to our lapsing right of repurchase upon termination of service or employment and 1,102,852 shares issuable upon exercise of immediately exercisable stock options, of which 553,264 shares, if these options are exercised in full, will be subject to our lapsing right of repurchase upon termination of service or employment, which rights in each case lapse according to the vesting schedule of the original options.

(15)	Consists of 7,132,372 shares held by Crosspoint Venture Partners 2000 Q, L.P., 816,073 shares held by Crosspoint Venture Partners 2000, L.P., 812,314 shares held by Crosspoint Venture Partners 1996, L.P., and 560,789 shares held by Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 2000, L.L.C. is the general partner of Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P. and Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 1996, L.L.C. is the general partner of Crosspoint Venture Partners 1996, L.P. Seth D. Neiman, a managing member of Crosspoint Associates 2000, L.L.C. and Crosspoint Associates 1996, L.L.C., has voting and investment authority over the shares held by Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P., Crosspoint Venture Partners 1996, L.P. and Crosspoint Venture Partners LS 2000, L.P. The address of Crosspoint Venture Partners is 2925 Woodside Road, Woodside, CA 94062.

(16)	Consists of 4,098,394 shares held by Foundation Capital, L.P., 2,203,148 shares held by Foundation Capital Leadership Fund, L.P., 455,375 shares held by Foundation Capital Entrepreneurs Fund, L.L.C. and 58,762 shares held by Foundation Capital Leadership Principals Fund, L.L.C. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and managing member of Foundation Capital Entrepreneurs, L.L.C. Jim Anderson, William Elmore, Kathryn Gould and Paul Koontz are the managing members of Foundation Capital Management, L.L.C. and share voting and investment control over the shares. The managing members of Foundation Capital Management, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Foundation Capital Leadership Management Company, L.L.C. is the general partner of Foundation Capital Leadership Fund, L.P. and managing member of Foundation Capital Leadership Principals Fund, L.L.C. William Elmore, Kathryn Gould, Adam Grosser, Paul Koontz, and Mike Schuh are the managing members of Foundation Capital Leadership Management Company, L.L.C. and share voting and investment power of the shares. The managing members of Foundation Capital Leadership Management Company, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Each of these entities is affiliated with Foundation Capital. The address of Foundation Capital is 70 Willow Road, Suite 200, Menlo Park, CA 94025.

(17)	Consists of 1,522,044 shares held by J.P. Morgan Direct Venture Capital Institutional Investors LLC, 202,839 shares held by J.P. Morgan Direct Venture Capital Private Investors LLC and 35,670 shares held by 522 Fifth Avenue Fund, L.P. JPMorgan Chase Bank, N.A. serves as investment advisor of J.P. Morgan Direct Venture Capital Institutional Investors LLC. J.P. Morgan Investment Management Inc. serves as investment advisor of J.P. Morgan Direct Venture Capital Private Investors LLC. J.P. Morgan Investment Management Inc. serves as investment advisor of 522 Fifth Avenue Fund, L.P. Jarrod Fong and Lawrence Unrein, portfolio managers for J.P. Morgan Direct Venture Capital Institutional Investors LLC, J.P. Morgan Direct Venture Capital Private Investors LLC and 522 Fifth Avenue Fund, L.P., share voting and investment control over the shares held by these entities. The address of J.P. Morgan Direct Venture Capital is 245 Park Avenue, New York, NY 10167. These stockholders are affiliated with J.P. Morgan Securities Inc., which acted as an underwriter of our initial public offering.

(18)	Consists of 3,203,592 shares held by Lehman Brothers VC Partners 2002 L.P., 1,448,292 shares held by Lehman Brothers P.A. LLC, 1,176,001 shares held by LB I Group Inc., 917,190 shares held by Lehman Brothers Venture Capital Partners II, L.P., 652,525 shares held by Lehman Brothers Partnership Account 2000/2001, L.P. and 169,231 shares held by Lehman Brothers Offshore Partnership Account 2000/2001, L.P. Lehman Brothers Holdings Inc., a reporting company under the Securities Exchange Act of 1934, has voting and investment control over the shares held by these entities. The address of Lehman Brothers Venture Partners is 3000 Sand Hill Road, Building 3, Suite 190, Menlo Park, CA 94025. These stockholders are affiliated with Lehman Brothers Inc., which acted as an underwriter of our initial public offering.

Equity Compensation Plans

To date, a substantial majority of the options to purchase shares of our common stock have been granted under our 1997 stock option plan. Our 1997 stock option plan has terminated, and we now grant options to purchase shares of our common stock only from our 2007 equity incentive plan. The following descriptions are qualified by the terms of the actual plans filed as exhibits to our registration statement on Form S-1 or annual report on Form 10-K. The following table gives information about equity awards under these plans and options as of June 30, 2007.

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	4,697,367	$4.51	9,130,227
Equity compensation plans not approved by security holders	—	—	—
Total	4,697,367	4.51	9,130,227

2007 Equity Incentive Plan

Background.  The 2007 equity incentive plan serves as the successor equity compensation plan to our 1997 stock option plan. Our Board of Directors adopted our 2007 equity incentive plan and our shareholders approved the plan in February 2007. This plan became effective upon adoption and will terminate in February 2017. The 2007 equity incentive plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Administration.  The 2007 equity incentive plan is administered by our Compensation Committee. This committee acts as the plan administrator and determines which individuals are eligible to receive awards under the plan, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a nonqualified stock option under United States federal tax laws, the vesting schedule applicable to an award and the maximum term for which any award is to remain outstanding (subject to the limits set forth in the 2007 equity incentive plan). The committee also determines the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, restricted units and the strike price for stock appreciation rights. Unless the committee provides otherwise, the plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Share Reserve.  We have reserved 5,000,000 shares of our common stock for issuance under the 2007 equity incentive plan. Additionally, our 2007 equity incentive plan provides for automatic increases in the number of shares available for issuance under it as follows:

•	on the first day of each January from 2008 through 2017, the number of shares of our common stock will be increased by 5% of the number of shares of our common stock issued and outstanding on the preceding December 31st; or

•	a lesser number of shares of our common stock as determined by our Board of Directors.

As of September 30, 2007, 2,306,271 options to purchase shares of our common stock were outstanding under the 2007 equity incentive plan.

Equity Awards.  Our 2007 equity incentive plan permits us to grant the following types of awards:

Stock Options.  The 2007 equity incentive plan provides for the grant of incentive stock options (commonly referred to as ISOs), and nonqualified stock options (commonly referred to as NSOs), to employees, directors and consultants. ISOs may only be granted to employees. Options may be granted with terms determined by the committee, provided that ISOs are subject to statutory limitations. The committee determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or higher in the case of ISOs granted to certain types of recipients) of the fair market value of our common stock on the date of grant.

Options granted under the 2007 equity incentive plan will vest at the rate specified by the committee and such vesting schedule will be set forth in the stock option agreement pursuant to which such stock option grant relates. Generally, the committee determines the term of stock options granted under the plan, up to a term of ten years, except in the case of certain incentive stock options for which the term can be no more than five years.

After termination of an optionee, he or she may exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates. Generally, if termination is due to death or disability, the vested option will remain exercisable for 12 months. In all other cases, the vested option will generally remain exercisable for three months. However, an option may not be exercised later than its expiration date. Notwithstanding the foregoing, if an optionee is terminated for cause (as defined in our 2007 equity incentive plan), then the optionee’s options shall expire on the optionee’s termination date or at such later time and on such conditions as determined by our Compensation Committee.

Restricted Stock.  A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period (or a combination of the foregoing). The price of a restricted stock award will be determined by the committee.

Unless otherwise determined by the committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us or subject to repurchase by us.

Stock Appreciation Rights.  Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price. Stock appreciation rights may vest based on time or achievement of performance conditions (or a combination of the foregoing).

Restricted Stock Units.  Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment and/or failure to achieve specified performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash.

Stock Bonuses.  Stock bonuses are granted as additional compensation for performance, and therefore, are not issued in exchange for cash.

Change of Control.  In the event of a liquidation, dissolution or change in control transaction, outstanding awards may be assumed or replaced by the successor company (if any). Outstanding awards that are not assumed or replaced by the successor company (if any) will expire on the consummation of the liquidation, dissolution or change in control transaction at such time and on such conditions as our Board of Directors determines (including, without limitation, full or partial vesting and exercisability of any or all outstanding awards issued under our 2007 equity incentive plan).

Transferability of Awards.  Generally, a participant may not transfer an award other than by will or the laws of descent and distribution unless, in the case of awards other than ISOs, the committee permits the transfer of an award to certain authorized transferees (as set forth in our 2007 equity incentive plan).

Eligibility.  The individuals eligible to participate in our 2007 equity incentive plan include our officers and other employees, our non-employee Board of Directors members and any consultants.

Payment for Purchase of Shares of our Common Stock.  Payment for shares of our common stock purchased pursuant to the 2007 equity incentive plan may be made by any of the following methods (provided such method is permitted in the applicable award agreement to which such shares relate): (i) cash (including by check), (ii) cancellation of indebtedness, (iii) surrender of shares, (iv) waiver of compensation due or accrued for services rendered; (v) through a “same day sale” program or through a “margin” commitment or (vi) by another other method approved by our Board of Directors.

Limit on Awards.  Under our 2007 equity incentive plan, during any calendar year, no participant will be eligible to receive more than 2,500,000 shares of our common stock.

Amendment and Termination.  Our Board of Directors may amend or terminate the 2007 equity incentive plan at any time. Notwithstanding the foregoing, neither the Board of Directors nor the committee shall, without stockholder approval, amend the plan in any manner that requires stockholder approval. In addition, no amendment that is detrimental to a plan participant may be made to an outstanding option without the consent of the affected participant.

1997 Stock Option Plan and Non-Plan Stock Option

Our Board of Directors adopted and our shareholders approved our 1997 stock option plan in January 1997. As of September 30, 2007, options to purchase 2,873,342 shares of our common stock were outstanding under our 1997 stock option plan. This plan terminated in January 2007, and no additional options may be granted under this plan. However, all stock options outstanding on the termination of the 1997 stock option plan will continue to be governed by the terms and conditions of the 1997 stock option plan. Options granted under the 1997 stock option plan are subject to terms substantially similar to those described above with respect to options granted under the 2007 equity incentive plan.

In September 2006, our Board of Directors granted an option to purchase 125,000 shares of our common stock to an employee in the United Kingdom. This option was not granted under our 1997 stock option plan.

2007 Employee Stock Purchase Plan

Background.  Our 2007 employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our common stock at a discount. Purchases are accomplished through participation in discrete offering periods. Our 2007 employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Our Board of Directors adopted our 2007 employee stock purchase plan in February 2007, our stockholders approved the plan in June 2007. Our plan becomes effective upon the commencement of its first offering period in November 2007.

Share Reserve.  We have initially reserved 500,000 shares of our common stock for issuance under our 2007 employee stock purchase plan. The number of shares reserved for issuance under our 2007 employee stock purchase plan will increase automatically on the first day of each January, starting with January 1, 2008, by the number of shares equal to 1% of our total outstanding shares as of the immediately preceding December 31st (rounded to the nearest whole share). Our Board of Directors or Compensation Committee may reduce the amount of the increase in any particular year. No more than 5,000,000 shares of our common stock may be issued under our 2007 employee stock purchase plan and no other shares may be added to this plan without the approval of our stockholders.

Administration.  Our Compensation Committee will administer our 2007 employee stock purchase plan. Participation is limited to our employees. Our employees generally are eligible to participate in our 2007 employee stock purchase plan if they are employed by us, or a subsidiary of ours that we designate, for more than 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2007 employee stock purchase plan, are ineligible to participate in our 2007 employee stock purchase plan. We may impose additional restrictions on eligibility as well. Under our 2007 employee stock purchase plan, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. We also have the right to amend or terminate our 2007 employee stock purchase plan and offering periods thereunder. Our 2007 employee stock purchase plan will terminate on the tenth anniversary of the first offering date, unless it is terminated earlier by our Board of Directors.

Purchase Rights.  When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period are automatically granted a non-transferable option to purchase shares in that offering period. Each offering period may run for no more than 24 months. An employee’s participation automatically ends upon termination of employment for any reason.

Each offering period will be for six months and will run November 1 to April 30 or May 1 to October 31, as the case may be. The first offering period will begin on November 1, 2007 and end on April 30, 2008.

No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), have a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which such right is outstanding. The purchase price for shares of our common stock purchased under our 2007 employee stock purchase plan will be 90% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of the applicable offering period.

Change in Control.  In the event of a change in control transaction, our 2007 employee stock purchase plan and any offering periods that commenced prior to the completion of the proposed transaction may terminate on the completion of the proposed transaction and the final purchase of shares will occur on that date, but our Compensation Committee may instead terminate any such offering period at a different date.

Additional Employee Benefit Plans

Executive Bonus Plan

In October 2006, our Board of Directors approved a bonus plan for fiscal 2007. The plan specified a bonus target for our chief executive officer equal to 75% of his base salary, and 45% of base salary for other executive officers. The bonus criteria consist of: (1) company targets, which consist of 50% weighting for revenue, 25% weighting for profitability and 25% weighting for overall customer satisfaction, (2) individual targets established by our chief executive officer for the particular employee, and (3) a multiplier ranging from 0 to 1.5 based on the executive’s overall performance rating. The actual bonus award is determined according to our company’s and each executive officer’s level of achievement against these performance objectives. If the company objectives are within a specified range, from 50% to 150% of the particular target could be payable. Messrs. Combs, Healy, Finegan, Rump, Weisner, and Vitalone earned bonuses equal to $272,172, $0, $104,000, $130,000, $100,000, and $54,000 respectively, under the bonus plan for fiscal 2007 as a result of having achieved, and in some cases exceeded, the bonus targets specified for fiscal 2007. These bonuses were paid in March 2007 and September 2007 (except for the first half-year bonus to Mr. Combs, which was paid in June 2007). Mr. Healy joined the company in May 2007 and received a sign-on bonus of $30,000. Mr. Vitalone also received sales commissions of $53,400 in fiscal 2007 in addition to his bonus described above.

401(k) Plan

We offer a 401(k) plan to all employees who meet specified eligibility requirements. The plan provides for voluntary tax deferred contributions of 1 to 20% of gross compensation subject to certain IRS limitations. Based on approval by our Board of Directors, we may make matching contributions to the plan. No matching contributions had been made as of September 30, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. To that end, our executive officers’ compensation has three primary components — base compensation or salary, cash performance bonuses and stock option awards. In addition, we provide our executive officers a variety of benefits that in most cases are available generally to all salaried employees.

General.  We view the components of compensation as related but distinct. Although our Compensation Committee reviews total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, overall company performance and other considerations we deem relevant. To this end, we review executive compensation surveys of high technology companies located in the Silicon Valley area when making a crucial executive officer hiring decision and annually when we review executive compensation. For fiscal 2007, we reviewed compensation surveys by Radford, HR Advantage, NCEO, Presidio, Iquantic and Deloitte & Touche. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, our philosophy is to make a greater percentage of an employee’s compensation performance-based and to keep cash compensation to a competitive level while providing the opportunity to be well rewarded through equity if the company performs well over time. We also believe that for technology companies stock-based compensation is the primary motivator in attracting employees, rather than base salary or cash bonuses.

Our current intent is to perform at least annually a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. The most recent overall compensation review occurred in April 2007. Board meetings typically have included, for all or a portion of each meeting, not only the Compensation Committee and board members but also our chief executive officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than to our chief executive officer, the board considers recommendations from the Compensation Committee and also typically considers recommendations from the chief executive officer.

Our board decided to set executive officers’ total overall cash compensation at a level that was at or near the 50th to 60th percentile of salaries of executives with similar roles at comparable pre-public companies, with incentive compensation targeted at the 50th to 60th percentile and base salary targeted at the 45th to 50th percentile.

Equity compensation was also targeted at the 50th percentile of comparable companies. Going forward, now that we are publicly traded, we will use comparable public companies for these purposes. These allocations were consistent with our goal of attracting and retaining superior employees, while also aligning their interests with our performance. We realize that using a benchmark may not always be appropriate but believe that it is the best alternative at this point in the life cycle of our company. In instances where an executive officer is uniquely key to our success, our board may provide compensation in excess of these percentiles. Our board’s judgments with regard to market levels of base compensation and aggregate equity holdings were based on reports from Olivieri and Associates, an independent consultant specializing in executive compensation, which was engaged by our board to assist in the adjustment of the compensation to our executives. The report compared our executive compensation with the executive compensation at a number of similarly situated private companies. Our choice of the foregoing percentiles to apply to the data in the report reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. At its October 2006 and April 2007 meetings, based on these benchmarks, our Compensation Committee recommended and our Board of Directors subsequently approved salary increases and additional option grants to our executive officers. The numbers of shares subject to the options granted in fiscal 2007 to these officers are reflected in the “2007 Grants of Plan-Based Awards” table below.

We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We receive a tax deduction for the compensation expense. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Base compensation.  The salaries of Messrs. Combs, Healy, Finegan, Rump, Weisner, and Vitalone were set at $325,000, $250,000, $200,000, $225,000, $225,000, $200,000 for the fiscal year ended June 30, 2007. Mr. Rump’s base salary was increased to $235,000 in February 2007. These were established as part of our normal annual salary review process and reflect our Compensation Committee’s review of the compensation levels of similar positions at comparable companies. Our Board of Directors approved, effective February 1, 2007, increases to the annual base salaries of our employees, including our named executive officers, which generally ranged from 3% to 5%.

Cash bonuses.  We utilize cash bonuses to reward performance achievements. Bonus targets are established every six months and are paid following each six month period. These bonus targets are determined by our Compensation Committee as a percentage of each executive officer’s base salary. Our board also determines the performance measures and other terms and conditions of these cash bonuses for executive officers. For fiscal 2007, the bonus target for our chief executive officer was 75% of his base salary, as provided in his employment offer letter. The target bonus is 45% of base salary for other executive officers. The bonus targets for each executive officer is a pre-determined percentage of base salary that is intended to provide a competitive level of compensation if the executive officer achieves his or her performance objectives as approved by our Compensation Committee. The bonus criteria consist of: (1) company targets, which consist of 50% weighting for revenue, 25% weighting for profitability and 25% weighting for overall customer satisfaction, (2) individual targets established by our chief executive officer for the particular employee, and (3) a multiplier ranging from 0 to 1.5 based on the executive’s overall performance rating. The actual bonus award is determined according to our company’s and each executive officer’s level of achievement against these performance objectives. If the company objectives are within a specified range, from 50% to 150% of the particular target could be payable to the executives. The bonus for fiscal 2007 for our chief executive officer was based on the board’s review of company performance targets, consisting of revenue, profitability, customer satisfaction and its assessment of his performance. In fiscal 2007, the individual performance targets of executives who performed sales functions were based at least in part on an individualized sales commission plan that is directly related to the amount of products sold and that person’s role in the sale, although all executive officer bonuses are currently determined under the criteria described above. The Compensation

Committee chose revenue and profitability level because it believed that, as a “growth company,” we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Customer satisfaction was also selected as a company target because of our belief that customer satisfaction is critical to the success of our business. The performance level multiplier was added based on our belief that employees that might otherwise reach various targets, may be contributing or not contributing to the overall success of our company in a manner that promotes the long-term growth and success of our company. Thus, we considered the chosen metrics to be the best indicators of financial success and stockholder value creation. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Our Board of Directors approved bonus plans for the first and last six months of fiscal 2007 in October 2006 and December 2006, respectively. These target bonuses are based on the overall metrics and formulas used for fiscal 2006, with adjustments in the target company financial performance goals to reflect our growth. The bonus target for our chief executive officer was 75% of base salary, pursuant to the terms of his employment offer letter, and the target bonuses remain at 45% of base salary for our other executive officers. Messrs. Combs, Healy, Finegan, Rump, Weisner and Vitalone earned bonuses equal to $272,172, $0, $104,000, $130,000, $100,000 and $54,000 respectively, under the bonus plan for fiscal 2007 as a result of having achieved, and in some cases exceeded, the bonus targets specified for fiscal 2007. These bonuses were paid in March 2007 and September 2007 (except for the first bonus to Mr. Combs, which was paid in June 2007). Mr. Healy joined the company in May 2007 and received a sign-on bonus of $30,000. Mr. Vitalone also received sales commissions of $53,400 in fiscal 2007 in addition to his bonus described above.

In April 2007, our Board of Directors approved changes to Mr. Vitalone’s bonus arrangement, effective for the second half of fiscal 2007. Under his new arrangement, his annual bonus target was raised from $100,000 to $140,000 and the bonus he received was earned through his participation under our bonus plan for the second half of fiscal 2007, rather than from the achievement of individualized sales commission performance goals.

In addition, Mr. Finegan, our former chief financial officer is entitled to a performance bonus that provides for a payout at the 150% level under the bonus plan for the first half of fiscal 2008 so long as he remains employed with our company at December 31, 2007 and has met his performance goals.

Stock options and equity awards.  We utilize stock options to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, the determination of which is discussed below, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. Typically, our stock options vest at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares each month thereafter. The stock options that we have granted under our 1997 stock option plan to executive officers may be exercised by the recipient at any time; however, any shares purchased are subject to a lapsing right of repurchase in our favor. This repurchase right lapses on the same schedule as the vesting of the option.

Authority to make stock option grants to executive officers has been delegated to our Compensation Committee. In determining the size of stock option grants to executive officers, our Compensation Committee considers our performance against the strategic plan, individual performance against the individual’s objectives, comparative share ownership data from compensation surveys of high technology companies in our area, the extent to which shares subject to previously granted options are vested and the recommendations of our chief executive officer and other members of management.

In fiscal 2007, prior to our initial public offering, our Board of Directors based its determination of the value of our common stock on its assessment of our financial performance and prospects and the likelihood of a liquidity event. Since the likelihood of an initial public offering of our common stock increased during this period, we engaged valuation firms to help us assess an appropriate fair market value for our options to purchase common stock.

During fiscal 2007, we were not a public company, and therefore did not have any program, plan or obligation that required us to grant equity compensation on specified dates. Moreover, we did not make equity grants in connection with the release or withholding of material non-public information. However, in connection with our initial public offering in July 2007, we implemented policies to ensure that equity awards are granted at fair market value on the date that the grant action occurs.

In October 2006, we granted Mr. Rump an option to purchase 60,000 shares of common stock, Mr. Weisner an option to purchase 39,999 shares of common stock, and Mr. Vitalone an option to purchase 50,000 shares of common stock, each at an exercise price of $3.20 per share. In April 2007, we granted Mr. Rump an option to purchase 49,999 shares of common stock, and Mr. Vitalone an option to purchase 39,999 shares, each at an exercise price equal to $11.30 per share. Each of these stock options vests as to 50% of the shares on the two-year anniversary of the date of grant, and as to 1/48th of the shares each month over the following two years. Each of the stock options granted in October 2006 is immediately exercisable in full; however, any unvested shares issued upon exercise will be a subject to a right of repurchase by us upon termination of employment, which right lapses in accordance with the vesting schedule described above. Each of the stock options granted in April 2007 become exercisable as they vest. These grants were made by our Board of Directors as part of our process of reviewing the equity positions of our employees, and the board determined that, in light of the individuals’ performances, equity ownership and level of vesting, it was appropriate to provide additional incentive for each of these personnel, particularly in order to retain these individuals through and following the initial public offering process, and to incentivize them to help our company achieve the growth targets it has set.

In May 2007,we granted Mr. Healy an option to purchase 324,999 shares of our common stock in accordance with his offer letter, at an exercise price of $11.40 per share. This option vests at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares each month thereafter.

In general, our stock option grants through January 2007 were made under our 1997 stock option plan. In February 2007, we adopted a new equity incentive plan and a new employee stock purchase plan. The 2007 equity incentive plan replaced our 1997 stock option plan and affords greater flexibility in making a wide variety of equity awards, including stock options, shares of restricted stock and stock appreciation rights, to executive officers and our other employees. We adopted our 2007 employee stock purchase plan to be effective in November 2007 and will enable eligible employees to periodically purchase shares of our common stock at a discount. Participation in the 2007 employee stock purchase plan will be available to all executive officers on the same basis as our other employees. See “Equity Incentive Plans” for further descriptions of our 1997 stock option plan, 2007 equity incentive plan and 2007 employee stock purchase plan.

Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

Severance and change of control payments.  Each of our named executive officers (as defined in the Summary Compensation Table below) is entitled to receive acceleration of vesting of stock options in amounts ranging from 12 months’ vesting to 100% of the then-unvested shares in the event such officer is terminated following a change of control of ShoreTel. Mr. Combs earns his vesting acceleration so long as he does not voluntarily terminate his employment with an acquiring company for six months following a change of control, and Mr. Finegan receives his vesting acceleration automatically upon a change of control. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should the company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector. All of our change of control arrangements are “double trigger,” meaning that acceleration of stock option vesting is not awarded upon a change of control unless the executive option holder’s employment is terminated within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

In addition, our chief executive officer is entitled to receive a severance payment equal to one year’s base salary (payable over 12 months) and acceleration of stock option vesting by one year in the event his employment is terminated involuntarily or he is constructively terminated. We agreed to this provision as part of the negotiation of our chief executive officer’s compensation package when he joined us, and we believed it was necessary to agree to such a provision in order to retain his services.

For a description and quantification of these severance and change of control benefits, please see “Employment, Severance and Change of Control Arrangements.”

Other benefits.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. In fiscal 2007, Messrs. Combs and Weisner received reimbursement for commuting expenses from their permanent homes to the San Francisco Bay Area. Messrs. Combs and Weisner also received a housing allowance. We agreed to pay these amounts to these executives as the Compensation Committee believed that it was necessary to attract and retain these executives who would not relocate to the San Francisco Bay Area on a full time basis.

For a description of the compensation arrangements with our current Chief Financial Officer, Michael E. Healy, please see “Employment, Severance and Change of Control Arrangements.”

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2007 paid to or accrued for our Chief Executive Officer, the individuals who served as our Chief Financial Officer during the fiscal year, and each of our three other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000. We refer to these executive officers as our “named executive officers” elsewhere in this prospectus.

Summary Compensation

					Non-Equity
	Fiscal			Option	Incentive Plan		All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Compensation(3)		Compensation		Total

John W. Combs	2007	$325,720	—	$27,725	$272,172		$39,870	(4)	$665,487
President and Chief Executive Officer	2006	287,500	—	—	188,162		25,868	(4)	501,530
Michael E. Healy(5)	2007	35,038	$30,000	73,786	—		—		138,824
Chief Financial Officer	2006	—	—	—	—		—		—
John Finegan	2007	203,000	—	754	104,000		—		307,754
Former Chief Financial Officer(6)	2006	200,000	—	—	55,000		—		255,000
Pedro Rump	2007	230,000	—	103,250	130,000		—		463,250
Vice President, Engineering and Operations	2006	104,855	—	—	—		—		104,855
Walter Weisner	2007	228,000	—	38,670	100,000		30,501	(4)	397,171
Vice President, Global Support Services	2006	214,038	—	—	80,000		39,211	(4)	333,249
Joseph A. Vitalone	2007	207,614	—	66,084	107,400	(7)	—		381,098
Vice President, Sales	2006	155,000	—	—	134,767	(6)	—		289,767

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	Under the SFAS 123(R) modified prospective method, in fiscal year 2007 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 4 or 6 years, Risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0. In fiscal year 2006, we complied with APB 25 for our stock-based compensation. See Footnote 1 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(3)	Except as otherwise noted below, all non-equity incentive plan compensation were paid pursuant to the ShoreTel Executive Bonus Incentive Plan for fiscal 2007. For a description of this plan, see “Compensation discussion and analysis — Cash bonuses.”

(4)	Represents travel expenses, living expenses and rent. See “Compensation discussion and analysis — Other benefits.”

(5)	Mr. Healy commenced employment in May 2007.

(6)	Mr. Finegan ceased serving as our Chief Financial Officer in May 2007 and currently serves as our Vice President of Finance.

(7)	Also includes $53,400 in sales commissions.

We entered into an offer letter with our current Chief Financial Officer, Michael E. Healy, in May 2007. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our executive bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which is forfeitable on a prorated basis should Mr. Healy voluntarily terminate his employment with us or be terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to $11.40 per share. The option vests as to 25% of the shares in May 2008, and vests as to 1/48 of the shares each month over the three years thereafter. For a description of the material terms of offer letters for the named executive officers in the above table and Mr. Healy, please see the section entitled “ — Employment, Severance and Change of Control Arrangements” below.

Our Board of Directors approved general increases of 3% to 5% to the annual base salaries of our employees, including our named executive officers, effective February 1, 2007. In addition, on April 13, 2007, Mr. Vitalone’s annual target bonus was raised from $100,000 to $140,000 effective for the second half of fiscal 2007. Additionally, any bonus Mr. Vitalone received was earned through his participation under our bonus plan for the second half of fiscal 2007, rather than from the achievement of individualized sales commission performance goals. Also, in fiscal 2007, Messrs. Healy, Rump, Weisner and Vitalone were granted stock options. See “— Grants of Plan-Based Awards During the 2007 Fiscal Year” below.

In addition, we allow our executives to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of employment.

Grants of Plan-Based Awards During the 2007 Fiscal Year

The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2007:

							Grant Date
		Estimated Future Payouts		Number of		Exercise	Fair Value
		Under Non-Equity		Securities		Price of	of Stock
	Grant	Incentive Plan Awards(1)		Underlying		Option	Option
Name	Date	Target	Maximum	Awards(2)		Awards(3)	Awards(7)

John W. Combs	—	$276,250	$414,375	—		—
Michael E. Healy	5/21/2007	—	—	324,999	(4)	$11.40	$2,118,051
	—	112,500	168,750
John Finegan(8)	—	69,525	69,525	—		—
Pedro Rump	10/3/2006	—	—	60,000	(5)	3.20	259,440
	4/13/2007	—	—	49,999	(6)	11.30	322,989
Walter Weisner	10/3/2006	—	—	39,999	(5)	3.20	172,960
	—	102,600	153,900	—		—
Joseph A. Vitalone	10/3/2006	—	—	50,000	(5)	3.20	216,200
	4/13/2007	—	—	39,999	(6)	11.30	258,390
	—	140,000	210,000	—		—

(1)	Represents bonuses payable pursuant to the ShoreTel Executive Bonus Incentive Plan for fiscal 2008. For a description of this plan, see “Additional Employee Benefit Plans — Executive Bonus Plans.”

(2)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Stock Option Plan.

(3)	Represents the fair market value of a share of our common stock on the grant date of the option, as determined by our Board of Directors.

(4)	A stock option that vests as to 25% of the shares in May 2008, and vests as to 1/48 of the shares each month over the next three years thereafter.

(5)	An immediately exercisable stock option that vests as to 50% of the shares in October 2008, and vests as to 1/48 of the shares each month over the next two years thereafter; however, any unvested shares issued upon exercise will be a subject to a right of repurchase by us upon termination of employment, which right lapses in accordance with the vesting schedule described above.

(6)	A stock option that vests as to 50% of the shares in April 2009, and vests as to 1/48 of the shares each month over the next two years thereafter.

(7)	Under the SFAS 123(R) modified prospective method, we estimated the grant date fair value of stock option awards described in footnotes 4-6 using the Black-Scholes option valuation model with the following assumptions — Expected life: 4 or 6 years, Risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0. See Footnote 1 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(8)	Represents expected bonus amount for the first half of fiscal 2008 only, pursuant an agreement with Mr. Finegan described in “Compensation Discussion and Analysis — Cash Bonuses” above.

Each of these stock options expires 10 years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2007

The following table presents the outstanding option awards held as of June 30, 2007 by each named executive officer:

	Number of Securities Underlying				Option	Option
	Unexercised Options(1)				Exercise	Expiration
Name	Exercisable		Unexercisable		Price(2)	Date

John W. Combs(3)	—		—		—	—
Michael E. Healy(4)	—		324,999		$11.40	5/21/2017
John Finegan	59,813	(5)	—		0.10	5/7/2013
	4,792	(6)	—		0.30	3/2/2014
	6,000	(7)	—		0.40	3/14/2015
Pedro Rump	240,500	(8)	—		0.80	1/12/2016
	60,000	(9)	—		3.20	10/3/2016
	—		49,999	(10)	11.30	4/13/2017
Walter Weisner	117,500	(11)	—		0.40	9/8/2015
	39,999	(12)	—		3.20	10/3/2016
Joseph A. Vitalone	132,750	(13)	—		0.40	10/3/2015
	50,000	(14)	—		3.20	10/3/2016
	—		39,999	(15)	11.30	4/13/2017

(1)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Stock Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these stock options expires 10 years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board of Directors.

(3)	Mr. Combs early-exercised in full a stock option to purchase 2,081,799 shares during fiscal 2005 and 2006. This option/shares vested as to 12.5% of the shares in January 2005, and vests as to 1/48 of the shares each month thereafter. As of June 30, 2007, 1,517,963 shares were vested, and 563,816 shares were unvested.

(4)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in May 2008, and 1/48 of the shares each month thereafter.

(5)	Represents shares remaining subject to an immediately exercisable stock option. Mr. Finegan has early-exercised the remaining 201,187 shares subject to this option. The option/shares vested as to 25% of the shares in March 2004, and vests as to 1/48 of the shares each month thereafter.

(6)	Represents shares remaining subject to an outstanding stock option. Mr. Finegan has exercised 5,208 shares subject to this option. The option vests as to 1/48 of the shares each month over four years from the date of grant.

(7)	Represents shares remaining subject to an outstanding stock option. Mr. Finegan has exercised 2,000 shares subject to this option. The option vested as to 25% of the shares in March 2006, and vests as to 1/48 of the shares each month over three years thereafter.

(8)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Rump has early-exercised 25,000 shares subject to this option. The option/shares vested as to 25% of the shares in January 2007, and vests as to 1/48 of the shares each month over three years thereafter.

(9)	Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and vests as to 1/48 of the shares each month over two years thereafter.

(10)	Represents shares subject to an outstanding stock option . The option vests as to 50% of the shares in April 2009, and vests as to 1/48 of the shares each month over two years thereafter.

(11)	Represents shares remaining subject to an immediately exercisable stock option to purchase 180,000 shares that was partially exercised. Mr. Weisner has exercised 62,500 shares subject to this option, 42,500 of which were exercised in fiscal 2007, as indicated in the table below.. The option/shares vested as to 25% of the shares in July 2006, and vests as to 1/48 of the shares each month over three years thereafter.

(12)	Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and vests as to 1/48 of the shares each month over two years thereafter.

(13)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Vitalone has early-exercised 132,750 shares subject to this option,. The option/shares vested as to 25% of the shares in October 2006, and vests as to 1/48 of the shares each month over three years thereafter.

(14)	Represents shares subject to an outstanding immediately exercisable stock option. The option vests as to 50% of the shares in October 2008, and vests as to 1/48 of the shares each month over two years thereafter.

(15)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in April 2009, and vests as to 1/48 of the shares each month over two years thereafter.

Option Exercises During the 2007 Fiscal Year

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during our fiscal year ended June 30, 2007 and the aggregate dollar amount realized by the named executive officer upon exercise of the option:

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)

John W. Combs	—	—
Michael E. Healy	—	—
John Finegan	—	—
Pedro Rump	—	—
Walter Weisner(2)	42,500	$395,250
Joseph A. Vitalone	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise (assumed to be the initial public offering price of $9.50 per share) and the aggregate exercise price of the option.

(2)	Represents the exercise of an immediately exercisable stock option, as described in footnote (11) to the “Outstanding Option Awards at June 30, 2007” table above. All of these shares became vested during fiscal year 2007.

Employment, Severance and Change of Control Arrangements

John W. Combs, our president and chief executive officer, executed an offer letter in July 2004. The offer letter provides for at-will employment without any specific term. The offer letter established his starting annual base salary at $275,000, subject to annual review by the Compensation Committee of the Board and further subject to an increase to $325,000 following two consecutive quarters of cash flow positive operations. His annual base salary was increased to $325,000 in April 2006 as a result of this milestone having been satisfied. In addition, the offer letter entitles Mr. Combs to an incentive bonus, as determined by the board, of up to 85% of his then-current base salary. Pursuant to the offer letter, Mr. Combs received a stock option grant of 2,081,779 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event his employment is terminated by us without cause, or Mr. Combs resigns for good reason, as such terms are defined in the offer letter, Mr. Combs will be entitled to receive monthly continuation of his then-current base salary for a period of 12 months and acceleration of his unvested stock options in an amount equal to the number of shares that would have vested had his employment continued for an additional 12 months. If his employment is terminated without cause within six months of a change of control, as such terms are defined in the offer letter, Mr. Combs will receive accelerated vesting of 100% of any then unvested shares, options and other equity he holds at the time.

In addition, we entered into a change of control agreement with Mr. Combs effective as of August 5, 2004. This agreement augments the terms provided for by his offer letter. The agreement provides that, in the event of a change of control of ShoreTel, so long as Mr. Combs either remains employed with the company or its successor for six months following the change of control, or if Mr. Combs is terminated without cause or resigns for good reason during the six months following such change of control, then Mr. Combs will receive accelerated vesting of 100% of his initial stock option grant.

Michael E. Healy, our Chief Financial Officer, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our executive bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which is forfeitable on a prorated basis should Mr. Healy voluntarily terminate his employment with us or be terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Healy’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Healy will receive a lump-sum payment equal to 12 months of his then-current salary plus his then-current targeted annual bonus, reimbursement of premiums paid for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA for up to 12 months at our expense, and accelerated vesting of 75% of any then-unvested options or shares he holds at the time. Mr. Healy’s offer letter also provides that if we terminate him within 24 months of the commencement of his employment, for any reason other than cause, as such term is defined in the offer letter, he will receive a severance package that includes six months of his then-current salary, our payment of six months of premiums for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA, payment of a prorated bonus and equity vesting prorated for his term of employment with us plus an additional six months of vesting.

John Finegan, our former chief financial officer, executed an offer letter in March 2003. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Finegan’s starting annual base salary at $200,000. In addition, Mr. Finegan is eligible for an annual incentive bonus. Pursuant to the offer letter, Mr. Finegan received a stock option grant of 261,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Finegan’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Finegan will receive accelerated vesting of 100% of his initial stock option grant.

In addition, we entered into a change of control agreement with Mr. Finegan effective as of May 7, 2003. This agreement augments the terms provided for by Mr. Finegan’s offer letter. The agreement provides that, in the event of a change of control of ShoreTel, Mr. Finegan’s stock option to purchase 261,000 shares will immediately become exercisable as to that number of shares that would have vested if Mr. Finegan had remained continuously employed by ShoreTel for a period of 12 months following the change of control. In addition, if this benefit would result in excise tax as a “parachute payment,” Mr. Finegan would be entitled to receive either his vesting acceleration benefit, or such portion of his vesting acceleration benefit as would result in no excise tax, depending on which would result in a greater net benefit.

In February 2007, we entered into a retention arrangement with Mr. Finegan that provides for a bonus payout at the 150% level under the bonus plan for the second half of fiscal 2007 so long as he either remains employed with the company during that period or if his employment is terminated prior to the end of that period. This retention arrangement will remain in place for the first half of fiscal 2008 if Mr. Finegan remains with the company through that period.

Pedro Rump, our vice president of engineering and operations, executed an offer letter in December 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Rump’s starting annual base salary at $225,000. In addition, Mr. Rump is eligible for an annual incentive bonus. In connection with his joining our company in December 2005, Mr. Rump received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Rump’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Rump will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Walter Weisner, our vice president of global support services, executed an offer letter in April 2005 with a start date in July 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Weisner’s starting annual base salary at $225,000. In addition, Mr. Weisner is eligible for an annual incentive bonus. In connection with his joining our company in April 2005, Mr. Weisner received a stock option grant of 180,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Weisner’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Weisner will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Joseph A. Vitalone, our vice president of sales, executed an offer letter in September 2005 with a start date in October 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Vitalone’s starting annual base salary at $200,000. In addition, Mr. Vitalone is eligible for an annual incentive bonus and participates in the executive management bonus program. Pursuant to the offer letter, Mr. Vitalone received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Vitalone’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Vitalone will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

Potential Payments on Termination or Change of Control

	Termination				Change of Control
			Acceleration of				Acceleration of
Name	Salary		Equity Vesting(1)		Salary		Equity Vesting(1)

John W. Combs	$325,000	(2)	$4,788,089	(3)	—		$5,187,107	(4)
Michael E. Healy	188,996	(5)	—	(6)	377,992	(7)	—	(8)
John Finegan	—		—		—		35,825	(3)
Pedro Rump	—		—		—		1,298,926	(9)
Walter Weisner	—		—		—		1,031,997	(9)
Joseph A. Vitalone	—		—		—		1,329,526	(9)

(1)	Calculated based on the termination or change of control taking place as of June 30, 2007, the last day of our most recent fiscal year, because our stock was not publicly traded on that date, we used the initial public offering price of $9.50 per share.

(2)	Reflects continued base salary for 12 months following termination.

(3)	Reflects accelerated vesting as if the officer had continued to be employed for an additional 12 months.

(4)	Reflects acceleration of vesting as to 100% of the shares.

(5)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 6 months following termination.

(6)	Entitled to accelerated vesting as if the officer had continued to be employed for an additional 6 months. At June 30, 2007, the price of the options exceeded the stock price, so no value is assigned.

(7)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 12 months following a change of control.

(8)	Entitled to accelerated vesting as to 75% of the shares. At June 30, 2007, the price of the options exceeded the stock price, so no value is assigned.

(9)	Reflects acceleration of vesting as to 50% of the shares.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gary J. Daichendt, Chair
Kenneth D. Denman
Thomas van Overbeek

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2007 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2007. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

	Fees Earned			Non-Equity
	or Paid	Option		Incentive Plan	All Other
Name	in Cash	Awards(5)		Compensation	Compensation	Total

Mark F. Bregman(1)	—	$8,822	(6)	—	—	$8,822
Gary J. Daichendt(2)	—	17,270	(7)	—	—	17,270
Kenneth D. Denman(1)	—	8,822	(8)	—	—	8,822
Charles D. Kissner	—	8,939	(9)	—	—	8,939
Thomas van Overbeek	—	889	(10)	—	—	889
Edward F. Thompson	—	7,176	(11)	—	—	7,176
Kathryn Gould(3)	—	—		—	—	—
Seth Neiman(4)	—	—		—	—	—
Brian Paul(4)	—	—		—	—	—

(1)	Appointed to the Board of Directors in May 2007.

(2)	Appointed to the Board of Directors in April 2007.

(3)	Resigned from the Board of Directors in December 2006.

(4)	Resigned from the Board of Directors in May 2007.

(5)	Under the SFAS 123(R) modified prospective method, we estimated the fair value of stock option awards described in footnotes 6-11 using the Black-Scholes option valuation model with the following assumptions — Expected life: 4 or 6 years, Risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0. See Footnote 1 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(6)	During fiscal 2007, Mr. Bregman was granted a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, which shares vest as to 25% of the shares in May 2008 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $325,855.

(7)	During fiscal 2007, Mr. Daichendt was granted a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.30 per share, which shares vest as to 25% of the shares in April 2008 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $322,995.

(8)	During fiscal 2007, Mr. Denman was granted a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, which shares vest as to 25% of the shares in May 2008 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $325,855.

(9)	As of June 30, 2007, Mr. Kissner held an immediately exercisable stock option to purchase 50,000 shares of our common stock, with an exercise price of $1.00 per share, that was granted during fiscal 2006, which option vests as to 25% of the shares in April 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $35,750.

(10)	As of June 30, 2007, Mr. van Overbeek held a stock option to purchase 15,625 shares of our common stock, with an exercise price of $0.30 per share, which shares vest 1/48 each month through March 2008. The grant date fair value was $0.

(11)	As of June 30, 2007, Mr. Thompson held 50,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $0.80 per share, that was granted during fiscal 2006, which shares vest as to 25% of the shares in January 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $28,600.

We compensate independent directors with a combination of cash and equity.

Cash Compensation.  We did not pay cash compensation to our directors prior to our initial public offering in July 2007. Currently, each independent director receives an annual retainer of $35,000. In addition, each independent director who is not a committee chair receives an annual retainer for each standing committee of our Board of Directors on which he serves equal to $3,000, or $5,000 in the case of Audit Committee service. Our lead independent director will receive an additional annual retainer of $10,000 per year for his service in that capacity, and each chair of a standing committee of our Board of Directors will receive an annual retainer of $5,000, or $10,000 in the case of the Audit Committee chair, for his service in that capacity.

In general, we do not pay fees to independent directors for attendance at meetings of our Board of Directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting.

In addition, we allow our Board members to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of service to the company.

Option Grants.  Each independent director who becomes a member of our Board of Directors will be granted an initial option to purchase 50,000 shares of our common stock upon appointment or election to our Board of Directors. An additional option to purchase shares of common stock will be granted to each independent director on the fourth anniversary of the date on which he commenced serving on our Board of Directors or the date of this prospectus, whichever is later, and on each anniversary thereafter, provided he has served continuously as a member of our Board of Directors through the four-year or one-year period, as the case may be. Although we expect to grant options to purchase 5,200 shares in connection with the first four-year anniversary option grant, this number may change in the future based on market conditions and compensatory standards in our industry at the time of grant. Each option granted to an independent director will have a ten-year term and terminate three months following the date the director ceases to be one of our directors, or 12 months afterwards if termination is due to death or disability. Each initial option grant vests and becomes exercisable as to 1/48th of the shares each month after the grant date over four years. Each four-year anniversary option grant and subsequent annual grant vests as to 1/12th of the shares each month after the grant date over one year. The vesting of stock options granted to our independent directors will accelerate in full in connection with a change of control of ShoreTel. In addition, independent directors are eligible to receive discretionary awards under the 2007 equity incentive plan. In connection with Mr. Daichendt’s appointment as a member of our Board of Directors in April 2007 and Dr. Bregman’s and Mr. Denman’s appointment as members of our Board of Directors in May 2007, we granted each of them an option to purchase 50,000 shares of our common stock, with an exercise price equal to $11.30 per share for Mr. Daichendt’s grant and $11.40 per share for Dr. Bregman’s and Mr. Denman’s grants, which shares vest and become exercisable as to 1/48th of the shares each month after the grant date over four years.

Thomas van Overbeek served as our Chief Executive Officer from February 2002 until he retired in July 2004. He has continued to serve on our Board of Directors since that time. Mr. van Overbeek received salary, bonuses and stock options in his capacity as Chief Executive Officer. In July 2004, we entered into a separation agreement with Mr. van Overbeek that provides for the continued vesting of his outstanding stock options and other equity so long as he continues to serve on our Board of Directors. While Mr. van Overbeek was employed as our Chief Executive Officer, he was granted stock options to purchase a total of 1,359,629 shares of our common stock under our 1997 stock option plan, with a weighted average exercise price of $0.40 per share, of which options to purchase 1,344,004 shares are currently outstanding and options to purchase 5,208 shares are exercisable. In addition, the separation agreement provides that we will use commercially reasonable efforts to continue his health coverage as an active employee under our group health plan so long as Mr. van Overbeek continues to serve on the Board of Directors, and if we are unable to do so, that we will reimburse COBRA premiums for Mr. van Overbeek and his spouse.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2006 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our Audit Committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and Audit Committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our Audit Committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2007, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Kenneth D. Denman
Charles D. Kissner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Not applicable.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s Proxy Statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2008 must be received by the Secretary of ShoreTel at its principal executive offices no later than June 24, 2008. Stockholders wishing to bring a proposal before the annual meeting to be held in 2008 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between August 3, 2008 and September 2, 2008.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its Board members to attend its annual stockholder meetings, but does not require attendance.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the Board may write to the Board at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available under the heading “Corporate Governance” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Comments — Please print your comments below.
SHORETEL, INC. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
B Non-Voting Items
Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.
Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box
___ ___ Change of Address — Please print your new address below.
2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SHORETEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. For Against Abstain
[ ] [ ] [ ]
1. Election of Class I Directors: A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on November 15, 2007. Vote by Internet
· Log on to the Internet and go to
www.investorvote.com
· Follow the steps outlined on the secured website.
Vote by telephone
· Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
· Follow the instructions provided by the recorded message.
For Withhold [ ] [ ]
For Withhold [ ] [ ]
For Withhold [ ] [ ] X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 02 — John W. Combs 01 — Mark F. Bregman
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
03 — Edward F. Thompson
For Withhold 09 — <Name Here> [ ] [ ]
10 — <Name Here> [ ] [ ]
11 — <Name Here> [ ] [ ]
12 — <Name Here> [ ] [ ] For Withhold 05 — <Name Here> [ ] [ ]
06 — <Name Here> [ ] [ ]
07 — <Name Here> [ ] [ ]
08 — <Name Here> [ ] [ ]

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Annual Meeting of Stockholders – November 16, 2007THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Michael E. Healy and Ava M. Hahn, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of ShoreTel, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, on Friday, November 16, 2007, at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof.When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.
(Continued and to be signed on reverse side)
Proxy – SHORETEL, INC.